GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

November 15, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Golden Patriot Exercises Option to Acquire Lucky Boy Uranium Prospect

Golden Patriot, Corp. ("Golden Patriot") (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU) wishes to announce that due to positive indicators received from drilling to date on the past producing Lucky Boy Uranium prospect, Golden Patriot has exercised its option to acquire a 60% interest in the prospect.  Golden Patriot has the right to acquire a further 40% interest, subject to certain terms and conditions including royalty (for complete information on the terms of this agreement please refer to Golden Patriot’s Annual Report filed on Form 10-KSB with the SEC on August 15, 2005). Mr. Brad Rudman, President of Golden Patriot stated, “Based on the exciting preliminary results attained to date on the past producing Lucky Boy uranium prospect we have now exercised our right to acquire the first 60% option on this prospect.  If the samples being tested come back with the results we are expecting, Golden Patriot plans to acquire the additional interest available.  Considering this is a past producing mine and based on the results achieved to date, we are very optimist about what uranium grades the test results will achieve. When you factor in the 30 year highs on uranium prices, we feel that 2007 will be a major year in the development of Golden Patriot.”

Golden Patriot has recently entered into an option agreement, subject to regulatory approval, to option 50% of its Debut Gold Property in Elko, Nevada.  Terms of the option agreement call for exploration expenditures of $1,000,000 CDN by the optionee, which must be fully received before the option may be exercised, and the optionee must make 100% of all property payments over a period of 10 years.   A work program is being developed and is expected to commence in the first quarter of 2007.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 516-343-6990

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.